Exhibit 99.1



       Point Therapeutics Announces Exercise and Closing of Underwriters'
            Over-Allotment Option; Aggregate of $25.8 Million Raised

     BOSTON--(BUSINESS WIRE)--Dec. 2, 2005--Point Therapeutics, Inc. (NASDAQ:
POTP) announced today that the underwriters of its previously announced public offering have exercised their option to purchase an additional 1,207,500 shares of common stock from Point to cover over-allotments. The offering, including the exercise of the over-allotment option, was made under the company's existing shelf registration statement, and resulted in the sale of a total of 9,257,500 shares of the company's stock at a price to the public of $3.00 per share. Aggregate net proceeds to the company, after the giving effect to the exercise of the over-allotment option, were approximately $25.8 million, after payment of underwriting discounts and commissions, but excluding offering expenses.
     Pacific Growth Equities, LLC was the sole bookrunner with CIBC World Markets Corp. acting as a co-lead manager in the offering.
     A shelf registration relating to these shares was originally filed with the Securities and Exchange Commission on December 17, 2004 and has since been declared effective by the SEC on January 12, 2005. The offering of these shares of common stock may be made only by means of a prospectus supplement to the prospectus contained in the shelf registration statement, which is also called the base prospectus. Such prospectus supplement, which incorporates the base prospectus, has been filed with the SEC, and is available on the SEC's website at http://www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the prospectus supplement relating to the offering may be obtained from Pacific Growth Equities, LLC, c/o Prospectus Department, One Bush Street, Suite 1700, San Francisco, CA 94104, (415) 274-6819.
     Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements with respect to the public offering. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point's Prospectus Supplement filed with the Securities and Exchange Commission on November 22, 2005 and from time to time in Point's periodic and other reports filed with the Securities and Exchange Commission.


     CONTACT: Sarah Cavanaugh
              Director, Corporate Communications
              Point Therapeutics, Inc.
              617-933-7508